Exhibit 10.3

PARENT GUARANTEE

Dated 31st May 2020

By:

(1)	SEACOR MARINE HOLDINGS INC (the “Guarantor”)

In favour of:

(2)	COSCO SHIPPING HEAVY INDUSTRY (GUANGDONG) CO., LTD (the “Beneficiary”).

Whereas:

(A)

The Beneficiary and [SEACOSCO YANGTZE LLC] (the “Counterparty”) entered into a deferred payment agreement dated [18 January 2018] (as the same may be further amended, supplemented or modified from time to time, the “DPA”).

(B)	This Guarantee is being issued in connection with certain of the obligations of the Counterparty under the DPA.

This Deed witnesses as follows:

1	Definitions and Interpretation

1.1	In this Guarantee:

“Agreed Port” means the closest major port in the People’s Republic of China to the place where the Ship is trading.

“Guarantee Liability Amount” means:

(i)

If the Vessel Return Condition is satisfied, the full outstanding balance of the Guaranteed Obligations as of the Trigger Event Date, plus any Enforcement Costs and Expenses arising after such date, after taking into account all amounts received by the Beneficiary from any sale or other disposition of the Ship in accordance with clause 2.6 or otherwise received from the Counterparty; or

(ii)

If the Vessel Return Condition is not satisfied, the full outstanding balance of the Guaranteed Obligations as of the Trigger Event Date, plus any Enforcement Costs and Expenses arising after such date.

“Guaranteed Obligations” means all obligations and liabilities of the Counterparty to the Beneficiary in respect of the amount payable by the Counterparty in respect of the Deferred Payment pursuant to the DPA plus Enforcement Costs and Expenses.

“Enforcement Costs and Expenses” means all out-of-pocket and documented fees, charges, expenses, and outgoings of whatever nature (including, but not limited to, tax, registration fees and legal costs) reasonably incurred and paid by the Beneficiary in connection with the enforcement or exercise of the mortgage or sale or other disposition of the Ship.

“Trigger Event Date” means the date that is ninety days after the Beneficiary’s service of the written notice to request the immediate return of the Ship to Beneficiary under Clause 16.19 of the DPA at an Agreed Port.

“Vessel Return Condition” means the return of the Ship to Beneficiary at an Agreed Port by the Trigger Event Date.

“SPA” means the Sale And Purchase Agreement Relating To 50% Membership Interest In SEACOSCO Offshore LLC Between China Shipping Fan Tai Limited And China Shipping Industry (Hong Kong) Co., Limited AND SEACOR Offshore Asia LLC dated 31st May 2020.

1.2	Words and expressions defined in the DPA have the same meaning in this Guarantee.

1.3	Each reference to:

1.3.1	the plural number includes the singular and vice versa;

1.3.2	persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.3.3	Clauses are references to clauses of this Guarantee;

1.3.4	any document are to that document as amended, supplemented, novated or replaced from time to time;

1.3.5	statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted; and

1.3.6	the Beneficiary include its successors.

1.4	Clause headings shall not affect the meaning of any provision.

2	Guarantee

2.1	Subject to clause 2.4, the Guarantor:

2.1.1	irrevocably and unconditionally guarantees the due and punctual discharge of each Guaranteed Obligation as it falls due;

2.1.2

as a separate and independent obligation, shall pay to the Beneficiary on demand by the Beneficiary as a principal debtor by way of indemnity for the Guaranteed Obligations, all such monies (including, without limitation, principal, interest and expenses) payable by the Counterparty in respect of the Deferred Payment pursuant to the DPA; and

2.1.3

shall, if any Guaranteed Obligation becomes unenforceable, invalid or illegal, as an independent and primary obligation, indemnify the Beneficiary immediately on demand against any cost, loss or liability the Beneficiary may incur as a result of the Counterparty not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by the Counterparty on the date when it would have been due.

2.2	Interest shall:

2.2.1	accrue at the 8% on any amount not paid under this Guarantee from the date of demand until actual payment both before and after judgment on a daily basis and on a 360-day year basis;

2.2.2	be compounded quarterly both before and after judgment; and

2.2.3	be payable on demand made by the Beneficiary from time to time.

2.3

Subject to Clause 8.6, this Guarantee shall remain in force until all sums due and owing in accordance with the terms of this Guarantee have been paid to the Beneficiary by the Guarantor (or the Counterparty).

2.4	Notwithstanding anything to the contrary contained in this Guarantee, the Guarantor’s maximum aggregate liability under this Guarantee shall not exceed the Guarantee Liability Amount.

2.5	The Beneficiary shall not proceed or claim against the Guarantor under this Guarantee unless:

2.5.1

if the Vessel Return Condition is satisfied, the Trigger Event Date has occurred and the Beneficiary has, subject to clause 2.6 below, sold or otherwise disposed of the Ship in accordance with the terms of the Mortgage and Guaranteed Obligations remain outstanding after application of the net proceeds of such sale or other disposition to the repayment of the Deferred Payment in accordance with the terms of the Mortgage and the DPA; or

2.5.2	if the Vessel Return Condition is not satisfied, the Trigger Event Date has occurred.

2.6

The Beneficiary shall give the Guarantor not less than 45 days’ notice of any intended bona fide sale or other disposition of the Ship pursuant to the exercise by the Beneficiary of its remedies under the Mortgage so as to afford the Guarantor the opportunity to maximise the amount of the Beneficiary’s recovery from such sale or disposition. Without prejudice to the generality of other provisions under this Guarantee, the Beneficiary shall conduct such sale or other disposition of the Ship in good faith.

3	Preservation of Liability

3.1	Action or inaction by Beneficiary The Beneficiary may without notice to the Guarantor and without prejudice to any obligation of the Guarantor:

3.1.1	grant, discontinue, increase, reduce, terminate or vary in any way any agreement with or financial accommodation to any person or any related banking charges, interest or fees;

3.1.2	allow time, indulgence or other concession to any person;

3.1.3	enter into, vary, release or refrain from taking, perfecting or enforcing any right or security which it holds now or in the future from any person; and

3.1.4	do or neglect to do anything which (but for this Clause) might operate to release or reduce the obligations of the Guarantor under this Guarantee.

3.2	Other circumstances The liability of the Guarantor to the Beneficiary shall not be affected by:

3.2.1	any security given or payment made to the Beneficiary being avoided or reduced under any law relating to insolvency;

3.2.2	any change in the constitution or composition of the Beneficiary, the Counterparty or the Guarantor or any statutory or other compromise or arrangement with creditors affecting the Counterparty;

3.2.3

the insolvency, bankruptcy, liquidation, winding-up, incapacity, lack of authority, death or disability of the Guarantor or the Counterparty or of any person purporting to act on behalf of either of them;

3.2.4	any amendment of the DPA that may be agreed between the Beneficiary and the Counterparty from time to time; or

3.2.5	any other right or security held by the Beneficiary at any time being defective, void or unenforceable.

3.3

Other defences The liability of the Guarantor under this Guarantee shall not be affected by anything which would not have released or reduced such liability had the liability been as a principal debtor instead of as a guarantor.

4	Preservation of Rights

4.1

Preservation This Guarantee shall be continuing notwithstanding any intermediate discharge of the Guaranteed Obligations. This Guarantee is in addition to any other rights or security now or in the future held by the Beneficiary for the Guaranteed Obligations and shall not merge with or prejudice or be prejudiced by any such rights or security or any other rights of the Beneficiary, all of which the Beneficiary may deal with as it wishes without affecting the rights of the Beneficiary under this Guarantee.

4.2

Release conditional Any release, settlement, discharge or arrangement relating to the liability of the Guarantor under this Deed shall be conditional upon no payment, assurance or security received by the Beneficiary in respect of the Guaranteed Obligations being avoided or reduced under any law relating to insolvency, and the Beneficiary may after any such avoidance or reduction exercise all or any of its rights under this Guarantee or any other rights which it would have been entitled to exercise but for such release, settlement, discharge or arrangement.

4.3	Restrictions on Guarantor Until all claims of the Beneficiary in respect of the Guaranteed Obligations have been discharged in full the Guarantor shall not:

4.3.1	be subrogated to any of the rights of the Beneficiary;

4.3.2	take any steps to enforce any claim that it may have against the Counterparty; or

4.3.3	have the benefit of any security from the Counterparty.

4.4

Other payment sources Subject to clause 2, the Beneficiary may obtain payment of the Guaranteed Obligations from any source in any order without releasing or reducing the liability of the Guarantor and may enforce this Guarantee before or after resorting to any such other means of payment.

5	Representations and Warranties

5.1	The Guarantor represents and warrants to the Beneficiary that on each day on which any Guaranteed Obligations remain outstanding:

5.1.1

Compliance with legal restrictions no provision of this Guarantee contravenes any of the provisions of its memorandum or articles of association or other constitutional documents and neither this Guarantee nor its performance will infringe any law or obligation binding upon it;

5.1.2

Status (a) it is duly constituted and in good standing under the laws of the country in which it is incorporated; (b) it is not insolvent or in liquidation or administration or subject to any other insolvency procedure; (c) no receiver, manager, trustee, custodian or analogous officer has been appointed in respect of any part of its property, undertaking or assets; and (d) it has the appropriate power and authority to own its property and assets and to carry on its business as now conducted;

5.1.3

Capacity it has the appropriate power to enter into and perform the terms and conditions of this Guarantee and has taken all necessary action to authorise the execution, delivery and performance of this Guarantee;

5.1.4	Obligations binding the obligations expressed as being assumed by it under this Guarantee constitute its valid, legal and binding obligations;

5.1.5

Other approvals no consent, permit, licence, approval, authorisation or registration of or with any governmental, judicial or other third party is required or desirable in connection with the execution, performance, validity or enforceability of this Guarantee; and

5.1.6

Authorisations it holds (and has at all times complied with in all material respects) all authorisations required to carry on its business and is not aware of any event or circumstance which could reasonably be expected adversely to affect its right to hold or to obtain renewal of all such authorisations or to obtain any new authorisations which will or may be required in the future pursuant to any regulatory provisions in order to carry on its business.

6	Payments

6.1

External factors All payments made by the Guarantor under this Guarantee shall be paid without set-off or counterclaim to the credit of such account as the Beneficiary may designate and shall be made in full and free and clear of any deduction or withholding save for such deductions and withholdings as are required by law. If the Guarantor is required by law to make any deduction or withholding from any payment due under this Guarantee, the Guarantor shall simultaneously pay whatever additional amount is necessary to ensure that the Beneficiary receives and retains a net sum equal to the payment it would have received had no deduction or withholding been made.

6.2

Set-off The Beneficiary may at any time or times without notice (both before and after demand) set off any matured liability of the Guarantor to the Beneficiary against any matured liability of the Beneficiary to the Guarantor and may for such purpose convert, purchase or exchange any currency and estimate any unascertained obligation.

6.3

Indemnity The Guarantor shall indemnify the Beneficiary on demand against any loss or expense (including, without limitation, legal fees) sustained or incurred as a result either of a failure by the Guarantor to perform any of its obligations under this Guarantee or of any representation or warranty made in this Guarantee having been incorrect when made.

7	Costs

7.1

Costs     The Guarantor shall reimburse the Beneficiary on demand for all amounts (including legal fees and all value added and similar taxes) which the Beneficiary may from time to time reasonably pay in connection with the enforcement and preservation of the rights of the Beneficiary under it.

7.2

Expenses The Guarantor shall pay all stamp, registration and other taxes payable in connection with this Guarantee and any action taken in connection with this Guarantee including all liabilities, costs and expenses resulting from any failure to pay or delay in paying any such tax.

8	Miscellaneous

8.1	Variation No variation of this Guarantee shall be valid unless in writing signed by the Guarantor and the Beneficiary.

8.2

Waivers No failure by the Beneficiary to exercise and no delay on its part in exercising any right shall operate as a waiver of that right. No single or partial exercise of any right shall preclude any further or additional exercise of that right.

8.3

Partial Invalidity If any provision of this Guarantee is or becomes invalid, illegal or unenforceable in any respect the validity, legality and enforceability of the remaining provisions shall not be affected or impaired.

8.4	Counterparts This Guarantee may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Guarantee.

8.5

Contracts (Rights of Third Parties) Act 1999 A person who is not a party to this Guarantee has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Guarantee.

8.6	Effectiveness This Guarantee (including, for the avoidance of doubt, Clauses 2 to 4) shall become effective only upon Closing (as defined in the SPA) having occurred under the SPA.

9	Assignment and transfer

Subject to the prior written consent of the Guarantor (such consent not to be unreasonably withheld), the Beneficiary may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights or obligations,

under this Guarantee to a bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in Deferred Payments, securities or other financial assets.

10	Notices

10.1	Communications in writing

Any communication to be made under or in connection with this Guarantee shall be made in writing and unless otherwise stated, may be made by letter.

10.2	Addresses

The address and email address (and the department or officer, if any, for whose attention the communication is to be made) for any communication or document to be made or delivered under or in connection with this Guarantee is:

(a)	in the case the Guarantor:

Attention: John Gellert / Andrew Everett 460 Park Ave

12th Floor

New York, NY 10022 United States of America

Email: jgellert@seacormarine.com / Aeverett@seacormarine.com

(b)	in the case of the Beneficiary: Attention: Zhang Ce

Dasheng Industrial Zone Machong Town Dongguan, 523146 China

Email: zhang.ce@coscoshipping.com

or, in each case, any substitute address, and email address, or department or officer as the Guarantor or the Beneficiary may notify to the other party, by not less than five days’ notice.

10.3	Delivery

Any communication or document made or delivered by one person to another under or in connection with this Guarantee will only be effective if by way of letter, when it has been left at the relevant address or five

(5) days after being deposited in the post postage prepaid in an envelope addressed to it at that address and, if a particular department or officer is specified as part of its address details provided under Clause 10.2, if addressed to that department or officer. Any communication or document which becomes effective, in accordance this Clause, after 5pm in the place of receipt shall be deemed only to become effective on the following day.

10.4	Electronic communication

10.4.1

Any communication to be made between the parties under or in connection with this Guarantee may be made by electronic mail or other electronic means to the extent that the parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication, and if the parties:

(a)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(b)	notify each other of any change to their address or any other such information supplied by them by not less than five (5) days’ notice.

10.4.2

Any electronic communication made between the parties will be effective only when actually received in readable form and only if it is addressed in such a manner as the parties shall specify for this purpose.

10.4.3	Any electronic communication which becomes effective, in accordance with this Clause, after 5:00pm in the place of receipt shall be deemed only to become effective on the following day.

10.5	English language

10.5.1	Any notice given under or in connection with this Guarantee must be in English.

10.5.2

All other documents provided under or in connection with this Guarantee must be in English, or if not in English, and if so required by the receiving party, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

11	Law and Jurisdiction

This Guarantee and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

Any dispute arising out of or in connection with this Guarantee, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in accordance with the rules of London Maritime Arbitrators Association for the time being in force, which rules are deemed to be incorporated by reference in this clause. The seat of the arbitration shall be London, United Kingdom. The Tribunal shall consist of three arbitrators. The language of the arbitration shall be English.

This Guarantee has been signed on behalf of the Beneficiary and executed as a deed by the Guarantor and is delivered by the Guarantor on the date written at the start of this Guarantee.

The Guarantor

Executed as a	)
Deed by SEACOR MARINE	)
HOLDINGS INC	)
Authorised Signatory

The Beneficiary

Executed as a	)
Deed by COSCO SHIPPING HEAVY	)
INDUSTRY (GUANGDONG) CO., LTD	)
acting by	)	Authorised Signatory
)
)
its duly authorised signatories	)